Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 26th, 2021 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the first quarter ended March 31, 2021.  The Company’s live conference call to discuss the quarter will be held at 11:00 A.M. Eastern Time on Tuesday, April 27th, 2021.

Chairman and Chief Executive Officer, David R. Parker, commented: “We were pleased to report first quarter earnings of $0.65 per share and adjusted earnings of $0.56 per share, which are the highest first quarter earnings in the Company’s history.  Perhaps even more encouraging is the fact that we are less than a year into restructuring our business and have substantial remaining opportunity for further improvement. In the short run, this means continuing to improve or replace underperforming freight contracts, and in the long run, this means holding ourselves accountable for improved margins and returns across all aspects of our business.

“The freight market this year was noticeably stronger than the prior year’s quarter and even strengthened sequentially from the fourth quarter, which is highly unusual.  This was due to growing economic activity, supply chain disruptions, and an intensifying national driver shortage, all of which have continued into the second quarter.  The full impact of these factors on our operating statistics year-over-year is complicated by changes in business mix due to downsizing our refrigerated fleet and solo tractor count in the Expedited business as well as severe winter weather in February.  We expect year-over-year comparability to be clearer in the second half of 2021.

“From a segment standpoint, for the first quarter of the year, our Expedited and Managed Freight service offerings exceeded our expectations through improvements in equipment utilization and an exceptionally strong spot rate market, while our Warehousing segment continued to operate consistently.  Our Dedicated segment continued to operate at a level well below our expectations primarily due to underperforming contracts covering approximately 50% of Dedicated revenues. We are working with customers to improve the profitability of these contracts through rate negotiations and contract structure.  In some instances, where we are unable to come to terms with existing customers, we expect to exit the relationships and transition to new customers that will provide an acceptable level of profitability on the use of our assets.  We have a robust pipeline of opportunities for our Dedicated service offering that we believe will help us make this transition in the most efficient manner possible. We expect to see positive improvements in our Dedicated service offering starting in the third quarter of 2021.

We are also pleased to report that Transport Enterprise Leasing, our 49% equity method investment, has exceeded our expectations this quarter, generating consolidated net income and adjusted net income of $3.0 million, or $0.13 per share, compared to a loss of $0.7 million, or $(0.02) per share, in the 2020 quarter.”

A summary of our first quarter financial performance:

	Three Months Ended March 31,
($000s, except per share information)	2021	2020
Total Revenue	$220,889	$210,813
Freight Revenue, Excludes Fuel Surcharge	$200,688	$189,581
Operating Income (Loss)	$10,509	$(1,454)
Adjusted Operating Income (Loss) (1)	$11,661	$(723)
Operating Ratio	95.2%	100.7%
Adjusted Operating Ratio (1)	94.2%	100.4%
Net Income (Loss)	$11,140	$(2,213)
Adjusted Net Income (Loss) (1)	$9,580	$(1,661)
Earnings (Loss) per Diluted Share	$0.65	$(0.12)
Adjusted Earnings (Loss) per Diluted Share (1)	$0.56	$(0.09)

(1) non-GAAP measures

Truckload Operating Data and Statistics

	Three Months Ended March 31,
(Total Revenue and Freight Revenue, $000s)	2021	2020
Combined Truckload
Total Revenue	$153,927	$167,949
Freight Revenue, excludes Fuel Surcharge	$133,861	$146,848
Operating Income (Loss)	$4,465	$(3,081)
Adj. Operating Income (Loss) (1)	$5,068	$(2,704)
Operating Ratio	97.1%	101.8%
Adj. Operating Ratio (1)	96.2%	101.8%
Freight Revenue per Tractor per Week	$4,132	$3,782
Freight Revenue per Total Mile	$1.91	$1.84
Miles per Tractor per Week	2,163	2,060
Weighted Avg. Tractors for Period	2,520	2,987

Expedited
Total Revenue	$78,481	$86,161
Freight Revenue, excludes Fuel Surcharge	$69,273	$76,977
Operating Income (Loss)	$6,237	$(1,757)
Adj. Operating Income (Loss) (1)	$6,237	$(1,757)
Operating Ratio	92.1%	102.0%
Adj. Operating Ratio (1)	91.0%	102.3%
Freight Revenue per Tractor per Week	$6,081	$4,518
Freight Revenue per Total Mile	$1.88	$1.87
Miles per Tractor per Week	3,241	2,418
Weighted Avg. Tractors for Period	886	1,311

Dedicated
Total Revenue	$75,446	$81,788
Freight Revenue, excludes Fuel Surcharge	$64,588	$69,871
Operating Income (Loss)	$(1,770)	$(1,325)
Adj. Operating Income (Loss) (1)	$(1,169)	$(947)
Operating Ratio	102.3%	101.6%
Adj. Operating Ratio (1)	101.8%	101.4%
Freight Revenue per Tractor per Week	$3,074	$3,206
Freight Revenue per Total Mile	$1.95	$1.80
Miles per Tractor per Week	1,578	1,781
Weighted Avg. Tractors for Period	1,634	1,676

(1) non-GAAP measures

Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 8.3%, to $154 million, compared to 2020, consistent with our plan to refocus our asset-based fleet around Dedicated and Expedited operations while downsizing solo-driver refrigerated and reducing one-way irregular routes and other less profitable operations.  The revenue decrease consisted of $13.0 million lower freight revenue and $1.0 million lower fuel surcharge revenue. The decrease in freight revenue primarily related to a 15.6% average operating fleet reduction, offset by an 8.0% increase in freight revenue per tractor. In the first quarter, we experienced a 4.1% increase in average freight revenue per total mile from $1.84 in 2020 to $1.91 in 2021. Average miles per tractor increased by 3.8% over the prior year period. In addition, the unseated truck percentage increased to 5.3% compared to 3.1% in the prior year period.”

Expedited Truckload Revenue
Mr. Parker added, “In our Expedited segment, team driven tractors increased to 875, compared to 848 in the prior year quarter, while solo driven tractors were reduced to 11, compared to 463 in the prior year quarter, which resulted in a net reduction of 425 tractors or 32.4%. For the quarter, freight revenue in our Expedited segment decreased $7.7 million, or 8.9%. Average freight revenue per tractor increased 33.1% due to a 32.6% increase in utilization, along with a slight rate increase of less than one cent per mile, or 0.4%, increase in average freight revenue per total mile.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment decreased $5.2 million, or 7.6%. Average Dedicated tractor count decreased 2.5% to 1,634, compared to 1,676 in the prior year quarter.  Freight revenue per total mile increased 15 cents per mile, or 8.2%, offset by a decrease in total miles per unit of 12.4%, resulting in a decline of 5.2% in average freight revenue per tractor compared to the prior year quarter.”

Combined Truckload Operating Expenses
Mr. Parker continued, “Our truckload operating cost per mile improved 1 cent on a GAAP basis or 3 cents or 1.7% on an adjusted basis, compared with the 2020 quarter. Our strategic plan initiatives executed in 2020 to reduce fixed costs and increase asset utilization by downsizing our terminal network and solo-driver fleet created a significant amount of operational improvement compared to the prior year quarter.  In addition, insurance and claims expense was reduced by approximately 51%. However, cost headwinds such as driver and non-driver compensation and operations and maintenance costs, offset the majority of savings.

“Salaries, wages and related expense increased 10 cents on a per mile basis due to substantial driver pay increases made effective in early January 2021, as well as management incentive compensation attributable to favorable 2021 first quarter results. On an absolute basis, salaries, wages and related expense decreased year-over-year by $2.4 million or 3.2% due to the substantial reduction of the fleet in the second quarter of 2020.

“Operations and maintenance increased year-over-year by $1.7 million, or 4.6 cents per total mile, compared to the 2020 quarter. Due to the extremely competitive market for drivers, we incurred an additional $1.1 million in costs related to the recruitment and onboarding of drivers when compared to the prior year quarter. In addition, in the prior year quarter we had a significant amount of revenue equipment that had been parked and was being prepared for sale.  Costs incurred to prepare equipment for disposal is deferred and recognized as part of the net gain or loss on disposal when the equipment is sold. Operations and maintenance related disposal costs incurred in prior year were $1.1 million greater than current year. Offsetting these year-over-year increases were a reduction in tolls, cargo damage, and other costs associated with temperature-controlled freight that was exited in the second quarter of 2020 as a result of our business restructuring.

“Insurance and claims expenses decreased $7.8 million, or 8 cents per total mile, to 11 cents per total mile in the first quarter of 2021 versus 19 cents per total mile in the first quarter of 2020.  Insurance costs in the first quarter of 2020 were negatively impacted by the incurrence and development of a small number of large claims.  In addition, we incurred a reinstatement premium as a result of piercing our primary and secondary layers of insurance.  We are pleased with our first quarter insurance results for 2021 but recognize the potential for volatility that is attributable to our increased retention amount from $1 million to $3 million in the current year.  We continue to focus on recruiting and onboarding quality drivers and reinforcing our high safety standards and programs, which we believe will deliver multiple long-term benefits.

“Revenue equipment rentals and purchased transportation expenses decreased $5.6 million, or 4.7 cents per total mile, to 19 cents per total mile in the first quarter of 2021 versus the first quarter of 2020.  The decrease was primarily a result of the reduction of approximately 110 owner operators in the solo refrigerated business, which we strategically reduced in the second quarter of 2020.

“Depreciation and amortization, excluding amortization of intangible assets in both periods, decreased $4.5 million, or 3.3 cents per total mile, to 18 cents per total mile in the first quarter of 2021 versus the prior year quarter.  The decrease per mile was primarily derived from the mix change in the overall business that reduced total tractor count and increased utilization, along with reductions in terminals and other capital assets.

Managed Freight Segment

	Three Months Ended March 31,
($000s)	2021	2020
Total Revenue	$51,397	$30,737
Operating Income	$4,887	$653
Adj. Operating Income (1)	$5,050	$711
Operating Ratio	90.5%	97.9%
Adj. Operating Ratio (1)	90.2%	97.7%

(1) non-GAAP measures

“For the quarter, Managed Freight’s freight revenue increased $20.7 million, or 67.2%, from the prior year quarter. Operating income for the Managed Freight segment was $4.9 million and adjusted operating income was $5.1 million, compared with $0.7 million and $0.7 million, respectively, in the first quarter of 2020. The operating ratio for the Managed Freight segment was 90.5% and adjusted operating ratio was 90.2%, compared with 97.9% and 97.7% in the first quarter of 2020, respectively. Managed Freight’s favorable results for the quarter were primarily attributable to the robust freight market, executing various spot rate opportunities, cost structure improvements that were implemented as part of our strategic plan, and handling overflow freight from both Expedited and Dedicated truckload operations.

Warehousing Segment

	Three Months Ended March 31,
($000s)	2021	2020
Total Revenue	$15,565	$12,127
Operating Income	$1,155	$975
Adj. Operating Income (1)	$1,543	$1,270
Operating Ratio	92.6%	92.0%
Adj. Operating Ratio (1)	90.0%	89.4%

(1) non-GAAP measures

“For the quarter, Warehousing’s total revenue increased 28.3% versus the prior year quarter. The increase in revenue was primarily driven by the year over year impact of new customer business that began operations in the third quarter of 2020. Operating income for the Warehousing segment was $1.2 million and adjusted operating income was $1.5 million, compared with $1.0 million and $1.3 million, respectively, in the first quarter of 2020. Operating ratio for the Warehousing segment was 92.6% and adjusted operating ratio was 90.0%, compared with 92.0% and 89.4%, respectively, in the first quarter of 2020.”

TFS Disposition and Contingent Liability Update
During 2020, Covenant sold its accounts receivable factoring business (“TFS”) to a subsidiary of Triumph Bancorp, Inc. (“Triumph”) and later amended the sale agreement to provide for indemnification of up to $45 million based on the collectability of certain covered receivables.  The former TFS business is reflected in discontinued operations.  During the first quarter of 2021, two updates occurred.  First, Triumph made an indemnification call of $35.6 million, which Covenant funded by drawing on a line of credit provided by Triumph.  The full amount of this indemnification call had been reserved during 2020, which resulted in no expense being recorded in respect of this indemnification call.  Second, Triumph collected $6.9 million in covered receivables, which caused us to revalue the remaining reserve.  As of March 31, 2021, we recognized a pre-tax gain on the reversal of our contingent loss liability in the amount of $3.4 million and our remaining contingent loss liability is recorded on the balance sheet at $5.1 million.

Capitalization, Liquidity and Capital Expenditures
Joey Hogan, the Company’s President, added the following comments: “At March 31, 2021, our total indebtedness, net of cash (“net indebtedness”), increased by $21.3 million to approximately $123.3 million as compared to the December 31, 2020 balance of $102.0 million. In addition, our debt to total capitalization increased to 29.4% at March 31, 2021 from 26.0% at March 31, 2020.

The primary drivers for the increase in net indebtedness include the indemnification call of $35.6 million described above, which was funded by a line of credit provided by Triumph, and $8.1 million to repurchase approximately 460,000 shares under our stock repurchase program.

At March 31, 2021, we had cash and cash equivalents totaling $4.8 million. Under our ABL credit facility, we had $10.5 million borrowings outstanding, undrawn letters of credit outstanding of $29.7 million, and available borrowing capacity of $69.8 million at March 31, 2021. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of March 31, 2021, no testing was required, and we do not expect testing to be required in the foreseeable future.

Our net capital investment for the quarter provided net proceeds of $10.0 million as compared to $16.7 million in expenditures for the prior year period.   For 2021, we expect net capital expenditures to be approximately $20 million, including disposal of $9.5 million in assets held for sale at March 31, 2021.  The average age of our tractor fleet was 22 months at March 31, 2021 and is expected to grow moderately during 2021 before an expected increase in net capital expenditures in 2022.

Based on our current capital structure and expected 2021 net capital expenditures, we have substantial flexibility to maintain moderate financial leverage and evaluate the full range of capital allocation alternatives, including internal growth, acquisitions, further debt paydown, and returning capital to our stockholders.”

Outlook
Mr. Parker concluded, “Going forward, our short-term focus will be to improve the profitability of our Dedicated segment. The freight environment and our new business pipeline are both currently robust, which we believe will support our commercial plan. Potential headwinds include inefficiencies from re-engineering or replacing certain contracts, driver availability and cost, accident experience, the cost and volatility of claims, general inflation, and supply and demand factors for our customers and our industry. At present, we expect to make steady, incremental progress on our Dedicated segment’s margins over the remainder of 2021.

Over time, we expect our Managed Freight segment’s margin to gravitate toward the mid-single digits and Dedicated to gravitate toward the mid to high single digits and ultimately double digits.  Directionally the margin changes may offset each other to some extent as the freight and driver markets return to more balanced levels.

For the longer term, we expect to continue the execution of our strategic plan, which consists of steadily and intentionally growing the percentage of our business generated by Dedicated, Managed Freight, and Warehousing segments, reducing unnecessary overhead, and improving our safety, service, and productivity. This will be a gradual process of diversifying our customer base with less seasonal and cyclical exposure, improving legacy contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas.  With diligence and accountability, we expect to make consistent progress and be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information
The Company will host a live conference call tomorrow, April 27th, 2021, at 11:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-271-1828 (U.S./Canada) and 800-756-3333 (International), access code 25574825.  An audio replay will be available for one week following the call at 877-919-4059, access code 58530150. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.   In this press release,  statements relating to improving or replacing freight contracts particularly in our Dedicated business, improving margins particularly in our Dedicated business, our ability to execute our strategic plan, comparability of operating metrics, future benefits of our safety programs and driver recruitment, future availability under our ABL credit facility, and expected fleet age, net capital expenditures, and capital allocation, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS, which could have a material adverse effect on our results of operations, cash flows, available liquidity, and total indebtedness; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Accounting Officer
TGrant@covenantlogistics.com

For copies of Company information contact:
Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended March 31,
($s in 000s, except per share data)	2021	2020	% Change
Freight revenue	$200,688	$189,581	5.9%
Fuel surcharge revenue	20,201	21,232	(4.9%)
Total revenue	$220,889	$210,813	4.8%
Operating expenses:
Salaries, wages, and related expenses	82,586	82,463
Fuel expense	22,822	25,265
Operations and maintenance	14,719	12,825
Revenue equipment rentals and purchased transportation	57,236	46,062
Operating taxes and licenses	2,585	3,454
Insurance and claims	7,838	15,611
Communications and utilities	1,247	1,569
General supplies and expenses	8,183	8,359
Depreciation and amortization	14,087	18,183
Gain on disposition of property and equipment, net	(923)	(1,524)
Total operating expenses	210,380	212,267
Operating income (Loss)	10,509	(1,454)
Interest expense, net	743	1,899
Income (Loss) from equity method investment	2,960	(735)
Income (Loss) from continuing operations before income taxes	12,726	(4,088)
Income tax expense (Benefit)	4,145	(1,004)
Income (loss) from continuing operations	8,581	(3,084)
Income from discontinued operations, net of tax	2,559	871
Net income (Loss)	$11,140	$(2,213)
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.51	$(0.17)
Income from discontinued operations	$0.15	$0.05
Net income (Loss)	$0.66	$(0.12)
Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.50	$(0.17)
Income from discontinued operations	$0.15	$0.05
Net income (Loss)	$0.65	$(0.12)
Basic weighted average shares outstanding (000s)	16,954	18,088
Diluted weighted average shares outstanding (000s)	17,086	18,088

	Segment Freight Revenues
	Three Months Ended March 31,
($s in 000's)	2021	2020	% Change
Expedited - Truckload	$69,273	$76,977	(10.0%)
Dedicated - Truckload	64,588	69,871	(7.6%)
Combined Truckload	133,861	146,848	(8.8%)
Managed Freight	51,397	30,737	67.2%
Warehousing	15,430	11,996	28.6%
Consolidated Freight Revenue	$200,688	$189,581	5.9%

	Truckload Operating Statistics
	Three Months Ended March 31,
	2021	2020	% Change
Average freight revenue per loaded mile	$2.13	$2.02	5.6%
Average freight revenue per total mile	$1.91	$1.84	4.1%
Average freight revenue per tractor per week	$4,132	$3,782	9.2%
Average miles per tractor per period	27,809	26,788	3.8%
Weighted avg. tractors for period	2,520	2,987	(15.6%)
Tractors at end of period	2,571	2,947	(12.8%)
Trailers at end of period	5,555	6,609	(15.9%)

	Selected Balance Sheet Data
($s in '000's, except per share data)	3/31/2021	12/31/2020
Total assets	$647,082	$676,716
Total stockholders' equity	$296,657	$290,642
Total indebtedness, net of cash	$123,264	$101,964
Net Indebtedness to Capitalization Ratio	29.3%	26.0%
Tangible book value per end-of-quarter basic share	$13.77	$12.97

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2021	2020	bps Change
Total revenue	$220,889	$210,813
Total operating expenses	210,380	212,267
Operating income (Loss)	$10,509	$(1,454)
Operating ratio	95.2%	100.7%	(550)

Non-GAAP Presentation	2021	2020	bps Change
Total revenue	$220,889	$210,813
Fuel surcharge revenue	(20,201)	(21,232)
Freight revenue (Total revenue, excluding fuel surcharge)	200,688	189,581

Total operating expenses	210,380	212,267
Adjusted for:
Fuel surcharge revenue	(20,201)	(21,232)
Amortization of intangibles (2)	(1,152)	(731)
Adjusted operating expenses	189,027	190,304
Adjusted operating income	11,661	(723)
Adjusted operating ratio	94.2%	100.4%	(620)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended March 31,
	2021	2020
GAAP Presentation - Net (loss) income	$11,140	$(2,213)
Adjusted for:
Amortization of intangibles (2)	1,152	731
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	(3,411)	-
Total adjustments before taxes	(2,259)	731
Provision for income tax expense at effective rate	699	(179)
Tax effected adjustments	$(1,560)	$552
Impact of federal income tax adjustments
Non-GAAP Presentation - Adjusted net income	$9,580	$(1,661)

GAAP Presentation - Diluted (loss) earnings per share ("EPS")	$0.65	$(0.12)
Adjusted for:
Amortization of intangibles (2)	0.07	0.04
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency(3)	(0.20)	-
Total adjustments before taxes	(0.13)	0.04
Provision for income tax expense at effective rate	0.04	(0.01)
Tax effected adjustments	$(0.09)	$0.03
Non-GAAP Presentation - Adjusted EPS	$0.56	$(0.09)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	For the three months ended March 31,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Truckload	Managed Freight	Warehousing
Total revenue	$78,481	$75,446	$153,927	$51,397	$15,565	$86,161	$81,788	$167,949	$30,737	$12,127
Total operating expenses	72,244	77,216	$149,460	$46,510	14,410	87,918	83,113	171,031	30,083	11,152
Operating income (loss)	$6,237	$(1,770)	$4,467	$4,887	$1,155	$(1,757)	$(1,325)	$(3,082)	$654	$975
Operating ratio	92.1%	102.3%	97.1%	90.5%	92.6%	102.0%	101.6%	101.8%	97.9%	92.0%

Non-GAAP Presentation
Total revenue	$78,481	$75,446	$153,927	$51,397	$15,565	$86,161	$81,788	$167,949	$30,737	$12,127
Fuel surcharge revenue	(9,208)	(10,858)	(20,066)	-	(135)	(9,184)	(11,917)	(21,101)	-	(132)
Freight revenue (total revenue, excluding fuel surcharge)	69,273	64,588	133,861	51,397	15,430	76,977	69,871	146,848	30,737	11,995

Total operating expenses	72,244	77,216	149,460	46,510	14,410	87,918	83,113	171,031	30,083	11,152
Adjusted for:
Fuel surcharge revenue	(9,208)	(10,858)	(20,066)	-	(135)	(9,184)	(11,917)	(21,101)	-	(132)
Amortization of intangibles (2)	-	(601)	(601)	(163)	(388)	-	(379)	(379)	(58)	(294)
Adjusted operating expenses	63,036	65,757	128,793	46,347	13,887	78,734	70,817	149,551	30,025	10,726
Adjusted operating income (loss)	6,237	(1,169)	5,068	5,050	1,543	(1,757)	(946)	(2,703)	712	1,269
Adjusted operating ratio	91.0%	101.8%	96.2%	90.2%	90.0%	102.3%	101.4%	101.8%	97.7%	89.4%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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